Exhibit 3.68.1

CERTIFICATE OF AMENDMENT

OF

SABRA HEALTH CARE MARYLAND, LLC

1. The name of the limited liability company is Sabra Health Care Maryland, LLC.

2. The Certificate of Formation of the limited liability company is hereby amended as follows: The name of the limited liability company is Sabra Health Care Northeast, LLC.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of August 17, 2011.

/s/ Deborah-Lore C. Secard
Name: Deborah-Lore C. Secard Title: Authorized Person